From:	EnviroStar, Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

EnviroStar, Inc. Announces Year End Results

Miami, FL – September 24, 2012 – EnviroStar, Inc. (NYSE MKT:EVI) today reported results of operations for the Company’s year ended June 30, 2012.

Revenues for fiscal 2012 were $22,457,089, an increase of 5.3% over last year’s revenues of $21,325,727. However, net earnings decreased by 15.3% to $511,689 or $.07 per share in fiscal 2012 from $603,773 or $.09 per share for fiscal 2011.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  “We are pleased to see revenues increasing. During fiscal 2012 we reorganized our sales and support staff, which increased expenses and was the primary cause our net earnings  declined  However, these investments to build our organization have resulted in a number of large orders received by the Company, after the close of the fiscal year, for delivery in fiscal 2013.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning these factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc.

	EnviroStar, Inc.	(NYSE MKT: EVI)

	Year ended June 30,
	2012	2011

Revenues	$22,457,089	$21,325,727

Earnings before income taxes	828,195	975,105
Provision for income taxes	316,506	371,332

Net earnings	$511,689	$603,773

Basic and diluted earnings per share	$0.07	$0.09

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732